Exhibit 99.1

eGain Expects Fiscal 2021 Revenue and Earnings to Exceed Guidance

Sunnyvale, CA (July 15, 2021) – eGain (NASDAQ: EGAN), a leading provider of omnichannel customer engagement solutions, today announced that it expects revenue and earnings for its fiscal 2021 full year ended June 30, 2021 to be at or above the high end of its previously provided guidance range.

“We had a strong finish to the year, delivering solid SaaS revenue growth year over year,” said Ashu Roy, eGain’s CEO. “Our focus on new logo acquisition yielded positive results, with new SaaS logo wins up more than 100% year over year. We also expect to report solid cash flow from operations, ending the fiscal year with approximately $63 million in cash and no debt. We look forward to continuing this positive momentum into Fiscal 2022.”

Fiscal 2021 Full Year Preliminary Financial Results

●	SaaS revenue is expected to be at or above the high end of the Company’s previously provided guidance of between $66.0 million to $66.4 million, up at least 17% year over year.
●	Total revenue is expected to be at or above the high end of the previous guidance of between $77.3 million to $77.9 million, up at least 7% year over year.
●	GAAP net income is expected to be above the high end of previous guidance of between $4.4 million to $5.3 million, or $0.13 to $0.16 per share.
●	Non-GAAP net income is expected to be above the high end of previous guidance of between $6.2 million to $7.1 million, or $0.19 to $0.22 per share.

This release is based on preliminary information and is subject to change. The Company will release its final financial results for its fiscal 2021 fourth quarter and full year ended June 30, 2021 and host a conference call and webcast after market close on September 1, 2021. The time and access details for the conference call and webcast will be provided in advance of this date.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures as supplemental information relating to our operating results, including non-GAAP net income. Such non-GAAP financial measures are adjusted for stock-based compensation expense and amortization of acquired intangible assets. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. eGain’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and for budgeting and planning purposes. eGain believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors, and that it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making. Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures will be included in the final financial results earnings press release. eGain urges investors to review the reconciliation and not to rely on any single financial measure to evaluate the Company’s business.

About eGain

eGain customer engagement solutions deliver digital transformation for leading brands – powered by virtual assistance, AI, knowledge, and analytics. Our comprehensive suite of applications helps clients deliver memorable, digital-first customer experiences in an omnichannel world. To find out more about eGain, visit http://www.egain.com.

Cautionary Note Regarding Forward-Looking Statements.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and include our expectations with respect to cash flow from operations, revenue, GAAP and non-GAAP net income for the fiscal year ending June 30, 2021. The achievement or success of the matters covered by such forward-looking statements, including future financial guidance, involves risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond our control. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make, including our ability to achieve our targets for the fiscal year ending June 30, 2021. The risks and uncertainties referred to above include, but are not limited to: risks associated with current economic uncertainties tied to the COVID-19 pandemic, including but not limited to its effect on customer demand for the Company’s products and services and the impact of potential delays in customer payments; risks associated with new product releases and new services and products features; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; risks that our lengthy sales cycles may negatively affect our operating results; currency risks; our ability to capitalize on customer engagement; risks related to our reliance on a relatively small number of customers for a substantial portion of our revenue; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; general political or destabilizing events, including war, conflict or acts of terrorism; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in eGain’s public filings, including eGain’s annual report on Form 10-K filed on September 11, 2020 and subsequent reports filed with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

eGain, the eGain logo, and all other eGain product names and slogans are trademarks or registered trademarks of eGain Corp. in the United States and/or other countries. All other company names and products mentioned in this release may be trademarks or registered trademarks of the respective companies.

MKR Investor Relations

Todd Kehrli or Jim Byers

Phone: 213-277-5550

Email: egan@mkr-group.com